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Exhibit 99.6        EMPLOYMENT AGREEMENT


     This employment agreement ("Agreement") is made and entered into as of this date by and Exhaust Technologies, Inc., a Washington corporation ("Corporation"), and Matthew Sterling.
("Executive").

     WHEREAS, the Corporation and the Executive desire that the term of this Agreement begin upon receipt of a minimum of $1,000,000 in proceeds from HSBC Bank, after deduction of Castle
Securities compensation ("Effective Date"); and

     WHEREAS, the Corporation desires to employ the Executive as its Vice President of Research and Development and Executive is willing to accept such employment by the Corporation, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

Section 1.     Duties.

     During the term of this Agreement, the Executive agrees to be employed by and to serve the Corporation as its Vice President of Research and Development and the Corporation agrees to employ and retain the Executive in such capacities. In such capacity, the Executive shall render such managerial, administrative and other services as are customarily associated with or incident to such position and shall perform such other duties and responsibilities for the Corporation as the Corporation may reasonably require, consistent with such position. The Executive shall devote a substantial portion of her business time, energy, and skill to the affairs of the Corporation as the Executive shall report to the Corporation's board of directors.

     The Corporation shall not appoint any individual to whom the Executive shall report, or who shall have the right to supervise the Executive, provided, however, that the Corporation's board of directors may appoint one or more members of the board of directors to coordinate the reporting from the Executive to the board of directors. In the event that the Corporation changes the Executive's title, working conditions or specifies duties so that the Executive's powers and duties are diminished or reduced, or include powers, duties or working conditions which are not generally consistent with the title of Vice President of Research and Development, or if the Corporation changes the reporting relationship so that the Executive reports to another officer or employee, other than the Corporation's board of directors as a

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whole, then at any time thereafter, at the Executive's option and upon thirty days notice, and provided that such changes shall not have been rescinded or corrected to the reasonable satisfaction of the Executive within said thirty day period, the Executive shall have the right to terminate the employment relationship, and in such event, the employment shall be deemed to have been terminated by the Corporation without cause.

Section 2.     Term of Employment.

     2.1 Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

          2.1.1 "Termination For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation by reason of the Executive's willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to the Corporation, or by reason of the Executive's willful material breach of this Agreement which has resulted in material injury to the Corporation.

          2.1.2 "Termination Other Than For Cause" shall mean termination by the Corporation of the Executive's employment by the Corporation (other than in a Termination for Cause) and shall include constructive termination of the Executive's employment by reason of material breach of this Agreement by the Corporation, such constructive termination to be effective upon notice from the Executive to the Corporation of such constructive termination.

          2.1.3 "Voluntary Termination" shall mean termination by the Executive of the Executive's employment other than
(i) constructive termination as described herein, (ii)
"Termination Upon a Change in Control," and (iii) termination by reason of the Executive's death or disability as described herein.

          2.1.4 "Termination Upon a Change in Control" shall mean a termination by the Executive of the Executive's employment with the Corporation within 120 days following a "Change in Control."

          2.1.5 "Change in Control" shall mean (i) the time that the Corporation first determines that any person and all other persons who constitute a group (within the meaning of subsection 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of twenty percent

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(20%) or more of the Corporation's outstanding securities, unless a majority of the "Continuing Directors" approves the acquisition not later than ten (10) business days after the Corporation makes that determination, or (ii) the first day on which a majority of the members of the Corporation's board of directors are not "Continuing Directors."

          2.1.6 "Continuing Directors" shall mean, as of any date of determination, any member of the Corporation's board of directors of the Corporation who (i) was a member of that board of directors on January 31, 2001, (ii) has been a member of that board of directors since inception of the Corporation, or (iii) was nominated for election or elected to the Corporation's board of directors with the affirmative vote of the greater of a majority of the Continuing Directors who were members of the Corporation's board of directors at the time of such nomination or election.

     2.2 Initial Term. The term of employment of the Executive by the Corporation shall be for a period of three years beginning with Effective Date ("Initial Term"), unless terminated earlier pursuant to this Agreement. At any time prior to the expiration of the Initial Term, the Corporation and the Executive may by mutual written agreement extend the Executive's employment under the terms of this Agreement for such additional periods as they may agree.

     2.3 Termination For Cause. Termination For Cause may be effected by the Corporation at any time during the term of this Agreement and shall be effected by written notification to the Executive. Upon Termination For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension play or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

     2.4 Termination Other Than For Cause. Notwithstanding anything else in this Agreement, the Corporation may effect a Termination Other Than For Cause at any time upon giving written notice to the Executive of such termination.


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Upon any Termination Other Than For Cause, the Executive shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of awards granted to the Executive under the Corporation's stock option plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, and all Severance Compensation provided, but no other compensation or reimbursement of any kind.

     2.5 Termination by Reason of Disability. If, during the term of this Agreement, the Executive, in the reasonable judgment of the Corporation's board of directors, has failed to perform her duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than three consecutive months, the Corporation shall have the right to terminate the Executive's employment hereunder by written notification to the Executive and payment to the Executive of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but the Executive shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

     2.6 Death. In the event of the Executive's death during the term of this Agreement, the Executive's employment shall be deemed to have terminated as of the last day of the month during which her death occurs and the Corporation shall promptly pay to her estate or such beneficiaries as the Executive may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses

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incurred by the Executive in connection with her duties
hereunder, all to the date of termination, but the Executive's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, Severance
Compensation.

     2.7 Voluntary Termination. In the event of a Voluntary Termination, the Corporation shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, Severance Compensation.

     2.8 Termination Upon a Change in Control. In the event of a Termination Upon a Change in Control, the Executive shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans (including accelerated vesting, if any, of any awards granted to the Executive under the Corporation's Stock Option Plan), accrued vacation pay and any appropriate business expenses incurred by the Executive in connection with her duties hereunder, all to the date of termination, and all Severance Compensation, but no other compensation or reimbursement of any kind.

     2.9 Notice of Termination. The Corporation may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Executive of such termination. The Executive may effect a termination of this Agreement pursuant to the provisions of this Section upon giving thirty (30) days' written notice to the Corporation of such termination.

Section 3.     Salary, Benefits and Bonus Compensation.

     3.1 Base Salary. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the terms and conditions of Section 2, the Corporation agrees to pay to the Executive a "Base Salary" for the twelve (12) calendar

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months beginning the Effective Date at the rate of $75,000  per annum payable in 12 equal monthly installments.

     3.2 Additional Compensation. The Executive shall not be paid additional compensation during the term of this agreement.

     3.3 Additional Benefits. During the term of this Agreement, the Executive shall be entitled to the following fringe benefits:

          3.3.1 Executive Benefits. The Executive shall be eligible to participate in such of the Corporation's benefits and deferred compensation plans as are now generally available or later made generally available to executive officers of the Corporation, including, without limitation, the Corporation's Stock Option Plan, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any. For purposes of establishing the length of service under any benefit plans or programs of the Corporation, the Executive's employment with the Corporation will be deemed to have commenced on the Effective Date.

          3.3.2 Vacation. The Executive shall be entitled to two (2) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years.

          3.3.3. Medical Insurance. For the term of this Agreement and any extensions thereof, the Corporation shall at its expense procure and keep in effect a Preferred Plan of medical insurance through Medical Service Corporation of Washington/Premera Blue Cross.

          3.3.4 Life Insurance. For the term of this Agreement and any extensions thereof, the Corporation shall at its expense procure and keep in effect term life insurance on the life of the Executive payable to the in the aggregate amount of $500,000 with the Corporation being the beneficiary thereof. Further, the cost of such insurance will be paid by the Corporation.

          3.3.5 Automobile Allowance. For the term of this Agreement and any extensions thereof the Corporation will reimburse the Executive for mileage accumulated upon his motor vehicle while being used for corporate matters..


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          3.3.6  Reimbursement for Expenses.  During the term of
this Agreement, the Corporation shall reimburse the Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by the Executive in connection with her duties under this Agreement.

Section 4.     Severance Compensation.

     4.1 Severance Compensation in the Event of a Termination Upon a Change in Control. In the event the Executive's employment is terminated in a Termination Upon a Change in Control, the Executive shall be paid as severance compensation ("Severance Compensation") her Base Salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such termination. Said Severance Compensation shall be paid regardless of Executive being employed by a new employer during such period. Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum Severance Compensation payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section. The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant. The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement.

     4.2 Severance Compensation in the Event of a Termination Other Than for Cause. In the event the Executive's employment is terminated in a Termination Other Than for Cause, the Executive shall be paid as Severance Compensation her Base Salary (at the rate payable at the time of such termination), for a period of twelve (12) months from the date of such termination, on the dates specified in Section 3.1. Said Severance Compensation will be paid regardless of Executive being employed by a new employer during such period. Notwithstanding anything in this Section to the contrary, the Executive may in the Executive's sole discretion, by delivery of a notice to the Corporation within thirty (30) days following a Termination Upon a Change in Control, elect to receive from Compensation a lump sum Severance Compensation payment by bank cashier's check equal to the present

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value of the flow of cash payments that would otherwise be paid to the Executive pursuant to this Section. The Executive shall also be entitled to an accelerated vesting of any awards granted to the Executive under the Corporation's Stock Option Plan to the extent provided in the stock option agreement entered into at the time of grant. The Executive shall continue to accrue retirement benefits and shall continue to enjoy any benefits under any plans of the Corporation in which the Executive is a participant to the full extent of the Executive's rights under such plans, including any perquisites provided under this Agreement, though the remaining term of this Agreement.

     4.3 No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination, Termination For Cause, termination by reason of the Executive's death or disability as described herein, the Executive or her estate shall not be paid any Severance Compensation.

     4.4  Limit on Aggregate Compensation Upon a Change in
Control. Notwithstanding anything else in this Agreement, solely in the event of a Termination Upon a Change in Control, the amount of Severance Compensation paid to the Executive, but exclusive of any payments to the Executive in respect of any stock options then held by the Executive (or any compensation deemed to be received by the Executive in connection with the exercise of any stock options at any time) or by virtue of the Executive's exercise of a Limited Right under the Option Plan upon a Change in Control, shall not include any amount that the Corporation is prohibited from deducting for federal income tax purposes by virtue of subsection 280G of the Internal Revenue Code or any successor provision.

Section 5.     Outside Activities of Executive.

     The Corporation acknowledges that the Executive has commitments and business activities not related to the Corporation. There shall be no restriction on the Executive's ability to fulfill such commitments or engage in such business activities, provided that during the term of the Executive's employment under this Agreement, the Executive devotes at lease 80% of his time to corporate matters.

     Nothing in this Agreement shall preclude the Executive from devoting time during reasonable periods required for investing personal assets and/or those of family members in such form or manner that will not violate this Agreement and these activities will be permitted so long as they do not materially adversely


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affect the performance of the Executive's duties and obligations to the Corporation.

Section 6.     Payment Obligations.

     The Corporation's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be unconditional, and the Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control shall be brought to enforce or interpret any provision contained herein, the Corporation, to the extent permitted by applicable law and the Corporations' articles of incorporation and bylaws, hereby indemnifies and will pay the Executive for the Executive's reasonable attorneys' fees and disbursements incurred in such litigation.

Section 7.     Confidentiality.

     The Executive agrees that all confidential and proprietary information relating to the Corporation's business shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by the Corporation's board of directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.

Section 8.     Withholdings.

     All compensation and benefits to the Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

Section 9.     Indemnification.

     In addition to any rights to indemnification to which the Executive is entitled to under the Corporation's articles of incorporation and bylaws, the Corporation shall indemnify the Executive at all times during and after the term of this Agreement to the maximum extent permitted under Washington Business Corporation Act or any successor provision thereof and any other applicable state law, and shall pay the Executive's expenses in defending any civil or criminal action, suit, or proceeding in advance of the final disposition of such action, suit or proceeding, to the maximum extent permitted under such applicable state laws.



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Section 10.    Notices.

     Notice under this Agreement shall be in writing and shall be effective when actually delivered. If mailed, notice shall be deemed effective 48 hours after mailing as registered or certified mail, postage prepaid, directed to the other party at the address set forth below or such other address as the party may indicate by written notice to the other:
          _______________________            ___________________
          _______________________            ___________________

Section 11.    Time.

     Time is of the essence of this Agreement.

Section 12.    No Release.

     Both parties agree that the termination of this Agreement or the expiration of the term of this Agreement shall not release either party from any obligations under Sections this Agreement.

Section 13.    Survival.

     Any of the terms and covenants contained in this Agreement which require the performance of either party after Termination shall survive such Termination.

Section 14.    Waiver.

     Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party's right to enforce the provision, nor shall any waiver of any breach of any provision be a waiver of any succeeding breach of any provision or a waiver of the provision itself for any other provision.

Section 15.    Assignment.

     Except as otherwise provided within this Agreement, neither party hereto may transfer or assign this Agreement without prior written consent of the other party.

Section 16     Law Governing.

     This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.



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Section 17.    Attorney Fees.

     In the event a suit or action is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys fees to be fixed by the trial court and/or appellate court.

Section 18.    Presumption.

     This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

Section 19.    Computation of Time.

     In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or a legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

Section 20.    Titles and Captions.

     All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

Section 21.    Pronouns and Plurals.

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

Section 22.    Entire Agreement.

     This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.





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Section 23.    Prior Agreements.

     This document is the entire, final and complete agreement of the parties and supersedes and replaces all prior or existing written and oral agreements.

Section 24.    Agreement Binding.

     This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 25.    Savings Clause.

     If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

Section 26.    Separate Counsel.

     The parties acknowledge that Executive has not been represented in this transaction by counsel and the Corporation has been represented by Conrad C. Lysiak, Attorney and Counselor at Law.


          IN WITNESS WHEREOF, the parties have executed this Agreement, the _____ day of ___________________, 2000.

                              Corporation

                              EXHAUST TECHNOLOGIES, INC..


                              BY: ______________________
                                  Title_________________

Attest:

[Seal]

__________________________

Executive

__________________________
Matthew Sterling